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                 March 24, 2021

       Frank Igwealor
       Chief Executive Officer
       Kid Castle Educational Corporation
       370 Amapola Ave., Suite 200A
       Torrance, California 90501

                                                        Re: Kid Castle
Educational Corporation
                                                            Registration
Statement on Form 10
                                                            Filed June 11, 2020
                                                            File No. 000-56174

       Dear Mr. Igwealor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Trade & Services
       cc:                                              Mary Shea, Esq.